Exhibit 8.1

May 10, 2017

Freeport-McMoRan Inc.

333 N. Central Avenue

Phoenix, AZ 85004

Re:	Freeport-McMoRan Inc. and the Registrant Guarantor
Registration Statement on Form S-4
6.125% Senior Notes due 2019, 6.50% Senior Notes due 2020, 6.625% Senior Notes due 2021. 6.75% Senior Notes due 2022, and 6.875% Senior Notes due 2023

Ladies and Gentlemen:

We have acted as your counsel in connection with the preparation of the registration statement on Form S-4 (the “Registration Statement”) filed by Freeport-McMoRan Inc., a Delaware corporation (the “Company”) and the subsidiary guarantor named therein (the “Guarantor”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof with respect to the Company’s offer to exchange (the “Exchange Offer”) up to $179,127,000 aggregate principal amount of the Company’s unregistered 6.125% Senior Notes due 2019 (the “old 2019 notes”) for a like principal amount of the Company’s registered 6.125% Senior Notes due 2019 (the “new 2019 notes”), up to $552,107,000 aggregate principal amount of the Company’s unregistered 6.50% Senior Notes due 2020 (the “old 2020 notes”) for a like principal amount of the Company’s registered 6.50% Senior Notes due 2020 (the “new 2020 notes”), up to $228,133,000 aggregate principal amount of the Company’s unregistered 6.625% Senior Notes due 2021 (the “old 2021 notes”) for a like principal amount of the Company’s registered 6.625% Senior Notes due 2021 (the “new 2021 notes”), up to $403,707,000 aggregate principal amount of the Company’s unregistered 6.75% Senior Notes due 2022 (the “old 2022 notes”) for a like principal amount of the Company’s registered 6.75% Senior Notes due 2022 (the “new 2022 notes”), and up to $728,030,000 aggregate principal amount of the Company’s unregistered 6.875% Senior Notes due 2023 (the “old 2023 notes” and, collectively with the old 2019 notes, the old 2020 notes, the old 2021 notes, and the old 2022 notes, the “old notes”) for a like principal amount of the Company’s registered 6.875% Senior Notes due 2023 (the “new 2023 notes” and, collectively with the new 2019 notes, the new 2020 notes, the new 2021 notes, and the new 2022 notes, the “new notes”).

We have examined originals or certified copies of the Registration Statement and such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this opinion. We have assumed (i) the genuineness of all signatures, (ii) the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies, (iii) the legal capacity of natural persons, (iv) the corporate or other power of all persons signing on behalf of parties (other than the Company and the Guarantor) and (v) the due authorization, execution and delivery of all documents relating to the Exchange Offer by the parties thereto (other than the Company and the Guarantor).

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that under currently applicable U.S. federal income tax law (a) the exchange of an old note for a new note pursuant to the Exchange Offer will not constitute a taxable exchange for U.S. federal income tax purposes; and (b) the discussion set forth in the section of the Registration Statement entitled “Material United States Federal Income Tax Consequences” constitutes our opinion as to the U.S. federal income tax consequences of the Exchange Offer.

The foregoing opinion is not binding on the Internal Revenue Service. It is based upon the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury regulations, administrative interpretations and court decisions, each as in effect as of the date of the Registration Statement and all of which are subject to change or differing interpretations, possibly with retroactive effect. There can be no assurance that our conclusions will not be rendered invalid as a result of subsequent changes in law, including changes to the Code, the regulations thereunder, or the interpretation thereof by the courts or the Internal Revenue Service.

We hereby consent to the filing of this opinion with the Commission as Exhibit 8.1 to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ JONES WALKER L.L.P.